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Exhibit 11

			       Xerox Corporation

		  Computation of Net Income Per Common Share
      (Dollars in millions, except per-share data; shares in thousands)

					     Three months        Nine Months
					ended September 30, ended September 30,
					     1998      1997     1998      1997

I. Basic Net Income (Loss) Per Common Share

  Income (loss) from
   continuing operations                 $    381  $    320 $    (29) $    927
  Accrued dividends on ESOP preferred
   stock, net                                 (11)      (11)     (34)      (33)
  Adjusted income (loss)from
    continuing operations                     370       309      (63)      894
  Discontinued operations                       -         -     (190)        -
  Adjusted net income (loss)             $    370  $    309 $   (253) $    894

  Average common shares outstanding
    during the period                     327,655   325,237  327,738   324,430
  Common shares issuable with respect
    to exchangeable shares                  1,650     1,908    1,650     1,908
  Adjusted average shares outstanding
    for the period                        329,305   327,145  329,388   326,338

  Basic earnings (loss) per share:
    Continuing operations                $   1.12  $   0.94 $  (0.19) $   2.74
    Discontinued operations                     -         -    (0.58)        -
  Basic earnings per share               $   1.12  $   0.94 $  (0.77) $   2.74


II. Diluted Net Income (Loss) Per Common Share

  Income (loss) from
   continuing operations                 $    381  $    320 $    (29) $    927
  ESOP expense adjustment, net of tax           1         -        -         -
  Interest on convertible debt,
    net of tax                                  4         1        -         2
  Accrued dividends on ESOP preferred
    stock, net                                  -         -      (34)        -
  Adjusted income (loss) from
   continuing operations                      386       321      (63)      929
  Discontinued operations                       -         -     (190)        -
  Adjusted net income (loss)             $    386  $    321 $   (253) $    929

  Average common shares outstanding
    during the period                     327,655   325,237  327,738   324,430
  Stock options, incentive and
    exchangeable shares                     6,535     5,841    1,650     5,841
  Convertible debt                          6,595     2,644        -     2,644
  ESOP preferred stock                     26,811    27,418        -    27,418
  Adjusted average shares outstanding
    for the period                        367,596   361,140  329,388   360,333

  Diluted earnings (loss) per share:
    Continuing operations                $   1.05  $   0.89 $  (0.19) $   2.58
    Discontinued operations                     -         -    (0.58)        -
  Diluted earnings per share             $   1.05  $   0.89 $  (0.77) $   2.58